Exhibit 99.1

Final

SHARE PURCHASE AGREEMENT

by and among

MCEWEN MINING INC., a company existing under the laws of the State of Colorado (“MUX”)

MINERA ANDES INC., a company existing under the laws of the Province of Alberta (“Vendor”);

MCEWEN COPPER INC., a company existing under the laws of the Province of Alberta (the “Company”);

and

NUTON LLC, a company existing under the laws of the State of Delaware (“Purchaser”).

Dated as of:

October 18, 2023

ANNEX I

TERMS AND CONDITIONS

TABLE OF CONTENTS

Page

Article 1 DEFINITIONS and Interpretation		1

1.1	Definitions	1
1.2	Rules of Interpretation	6
1.3	Currency	7
1.4	Computation of Time	7
1.5	Sections that Survive Termination and Closing; Claims Following Termination	7
1.6	Exhibits and Schedules	8

Article 2 Purchase of Shares and Purchase PRice		8

2.1	Purchase of Shares	8
2.2	Purchase Consideration	8

Article 3 CLOSING		8

3.1	Closing	8
3.2	Closing Actions	8
3.3	Conditions Precedent to the Closing	9

Article 4 REPRESENTATIONS AND WARRANTIES		12

4.1	Mutual Representations and Warranties	12
4.2	Specific Representations and Warranties of Purchaser	12
4.3	Specific Representations and Warranties of the McEwen Parties	14

Article 5 Indemnification		21

5.1	Indemnification by the McEwen Indemnifying Parties	21
5.2	Indemnification by Purchaser	22
5.3	Limitation of Liability for Indemnities	22
5.4	Term of Indemnities	23
5.5	Indirect and Consequential Damages	23
5.6	Third Party Claim Indemnity Procedures	23
5.7	Adjustment to Purchase Price	25

Article 6 GENERAL		25

6.1	Notices	25
6.2	Amendment	26
6.3	Public Disclosure	26
6.4	Assignment	27
6.5	Governing Law	27

ii

6.6	Waiver	27
6.7	Severability	27
6.8	Benefit of the Agreement	28
6.9	No Third Party Rights	28
6.10	Entire Agreement	28
6.11	Further Assurances	28
6.12	Time of the Essence	28
6.13	Counterparts and Electronic Execution	28

EXHIBITS

EXHIBIT A	Material Subsidiaries	A-1

EXHIBIT B	Los Azules Project	B-1

iii

W I T N E S S E T H:

WHEREAS the Company owns, through its indirect wholly-owned subsidiary, ACM, the Los Azules Project (as defined herein) and, through its wholly-owned subsidiary, NPGUS LLC, a company existing under the laws of the State of Colorado (“NPGUS”), the Elder Creek Project (as defined herein);

AND WHEREAS the Vendor is a 48.7% beneficial owner of the Company, indirectly through its wholly-owned subsidiary MAI;

AND WHEREAS Vendor beneficially and indirectly holds 15,000,000 Common Shares (as defined herein);

AND WHEREAS Purchaser desires to purchase from Vendor, and Vendor desires to sell to Purchaser, the Purchased Shares (as defined herein), subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and covenants contained herein, and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the Parties agree as follows:

Article 1
DEFINITIONS and Interpretation

1.1	Definitions

The terms defined in this Article 1 shall, for all purposes of this Agreement, have the following meanings:

“ACM” means Andes Corporación Minera S.A.;

“Affiliate” in reference to a Party, means any Person, that directly or indirectly controls, is controlled by, or is under common control with, such Party;

“Agreement” means this Share Purchase Agreement and its exhibits, as amended and modified from time to time;

“Amendment No. 2 to the Nuton Collaboration Agreement” means the second amendment to the Nuton Collaboration Agreement dated August 30, 2022, dated as of the date hereof and in the form attached to the Subscription Agreement;

“Anti-Corruption Laws” has the meaning given to such term in Section 4.3(ss);

“Applicable Laws” means all applicable domestic or foreign national, federal, provincial, territorial, state, regional and local laws (whether statutory or common law or equity), rules, ordinances (including zoning and mineral removal ordinances), regulations, grants, concessions, franchises, licences, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature and in any case, issued, enacted, promulgated, enforced or entered by any Governmental Authority (including Environmental Laws, mining laws and any applicable securities laws and any applicable rules of any stock exchange imposing disclosure requirements);

“Authorizations” has the meaning given to such term in Section 4.3(q);

“Basket” has the meaning given to such term in Section 5.3(a);

“Business” means the business conducted by any of the McEwen Copper Companies, which is as of the date hereof primarily the conduct of exploration and development in relation to the Projects;

“Business Day” means any day that is not a weekend or a holiday in Toronto, Ontario;

“Cayman Subsidiaries” means, collectively, International Copper Mining Inc., Los Azules Mining Inc. and San Juan Copper Inc., each of which is a company existing under the laws of the Cayman Islands;

“Claim” means any actual or threatened civil, criminal, administrative, regulatory, arbitral or investigative inquiry, action, suit or proceeding and any notice, demand or claim resulting therefrom or any other claim or demand of whatever nature or kind;

“Claim Notice” has the meaning given to such term in Section 5.6(a);

“Closing” means the completion of the actions set out in Sections 3.1 and 3.2 following the satisfaction of the Conditions Precedent;

“Closing Date” has the meaning given to such term in Section 3.1;

“Closing Time” has the meaning given to such term in Section 3.1;

“Common Shares” means common shares in the capital of the Company;

“Company” has the meaning given to such term in the preamble to this Agreement;

“Conditions Precedent” has the meaning given to such term in Section 3.3;

“control” when used to describe a relationship between one Person and any other Person (including the definitions of “Affiliate” and “Subsidiary”), has the following meanings:

(a)	a Person controls a body corporate if securities of the body corporate to which are attached more than 50% of the votes that may be cast to elect directors of the body corporate are owned by the Person and the votes attached to those securities are sufficient, if exercised, to elect a majority of the directors of the body corporate;

(b)	a Person controls an unincorporated entity, other than a limited partnership, if more than 50% of the ownership interests, however designated, into which the entity is divided are owned by that Person and the Person is generally able to direct the business and affairs of the entity;

(c)	a general partner of a limited partnership controls the limited partnership;

(d)	a Person who controls an entity is deemed to control any entity that directly or indirectly is controlled, or deemed to be controlled, by the entity; and

(e)	a Person is deemed to beneficially own, for the purposes of subparagraphs (a) or (b);

(i)	any securities of the entity that are owned by that Person, and

(ii)	any securities of the entity that are owned by any entity directly or indirectly controlled by that Person,

and the terms “controls” and “controlled” have corresponding meanings;

“COVID-19 Relief” means any support payments, loans, benefits, wage or other subsidies or other incentives provided, in each case, as a result of the COVID-19 pandemic from any Governmental Authority or financial institution;

“Elder Creek Project” has the meaning given to such term in Section 4.3(r);

“Encumbrance” means any encumbrance, mortgage, lien, charge, pledge or security interest, whether fixed or floating, or any assignment, lease, option, right of pre-emption, privilege, usufruct, easement, encroachment, hypothec, pledge, title retention agreement, reservation of title, servitude, right of way, restrictive covenant, restriction on transfer, right of occupation or other adverse claim or restriction on use, in any case, regardless of form, whether or not registered or registrable and whether or not consensual or arising by Applicable Laws, including any or any matter capable of registration, or any other right or claim of any kind or nature whatever which affects ownership or possession of, or title to, any interest in, or the right to use or occupy, property or assets;

“Environmental Laws” means Applicable Laws aimed at reclamation or restoration of the environment; abatement of pollution and the corresponding sanctioning regime; protection of the environment and the natural resources; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of hazardous substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances as wastes into the environment, including ambient air, surface water and groundwater; and all other Applicable Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or hazardous wastes;

“GAAP” means generally accepted accounting principles.

“Governmental Authority” means any (i) domestic or foreign government, whether national, federal, provincial, territorial, regional, county, state, municipal or local or other governmental or public department, (ii) any central bank, court, individual arbitrator or arbitration panel, commission, board, bureau, agency or instrumentality, domestic or foreign, (iii) subdivision or authority of any of the foregoing, (iv) securities regulatory authority or stock exchange, and (v) quasi-governmental, self-regulatory organization or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; in each case, having jurisdiction in the relevant circumstances;

“GST/HST” has the meaning given to such term in Section 4.3(kk);

“IFRS” means International Financial Reporting Standards in effect from time to time as adopted in the applicable jurisdiction and applied consistently throughout the periods involved;

“Indemnified Party” has the meaning given to such term in Section 5.3(a);

“Indemnifying Party” has the meaning given to such term in Section 5.3(a);

“International Jurisdiction” has the meaning given to such term in Section 4.2(b);

“Liabilities” means, with respect any Person, any and all indebtedness, liabilities, commitments and obligations of any kind of such Person, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including whether arising out of any contract, tort based on negligence or strict liability or Applicable Laws);

“Los Azules Project” has the meaning given to such term in Section 4.3(s);

“Losses” means, with respect to any Person, any and all losses, Liabilities, Claims, obligations, judgments, fines, settlement payments, awards or damages of any kind actually suffered or incurred by such Person (together with all reasonably incurred cash disbursements, costs and expenses, costs of investigation, defence and appeal and reasonable legal fees and expenses), whether or not involving a Third Party Claim;

“MAI” means Minera Andes Inc.;

“Material Adverse Effect” means, in respect of a Party, any change, event, development, circumstance or effect (or a series of effects which cumulatively result in an effect) that is or could reasonably be expected to be materially adverse to (a) the business, assets, financial condition or results of operations of such Party, or (b) the ability of such Party to consummate the transactions contemplated in this Agreement on a timely basis;

“Material Subsidiaries” means each of the Subsidiaries set out in EXHIBIT A.

“McEwen Copper Companies” means, collectively, the Company, ACM, the Cayman Subsidiaries and NPGUS;

“McEwen Indemnified Parties” has the meaning given to such term in Section 5.2;

“McEwen Indemnifying Parties” and “McEwen Indemnifying Party” each have the meanings given to such terms in Section 5.1;

“McEwen Parties” means, collectively, Vendor, MAI and the Company;

“Mineral Claims” means all interests in material mining claims, concessions, exploration, reconnaissance, exploitation or extraction rights, surface rights, subsurface rights or similar rights, that are held by the McEwen Copper Companies;

“Mining Claims” has the meaning given to such term in Section 4.3(t);

“Minimum Claim Amount” has the meaning given to such term in Section 5.3(b);

“Money Laundering Laws” has the meaning given to such term in Section 4.3(tt);

“Notice Period” has the meaning given to such term in Section 5.6(a);

“NPGUS” has the meaning given to such term in the Recitals;

“Parties” mean the parties to this Agreement, and “Party” means any one such party, or a particular such party, as the context requires;

“Person” means a natural person, partnership, limited partnership, limited liability partnership, corporation, limited liability company, joint stock company, trust, unincorporated association, joint venture, juridical person or Governmental Authority, and related personal pronouns have a similarly extended meaning, as the context requires;

“Projects” means, collectively, the Los Azules Project and the Elder Creek Project;

“Purchase Price” has the meaning given to such term in Section 2.1;

“Purchased Shares” has the meaning given to such term in Section 2.1;

“Purchaser” has the meaning given to such term in the Offer;

“Purchaser Indemnified Parties” has the meaning given to such term in Section 5.1;

“Sanctioned Person” has the meaning given to such term in Section 4.3(uu);

“Sanctions Laws” has the meaning given to such term in Section 4.3(ss);

“Shareholder Agreement” means the unanimous shareholder agreement dated August 20, 2021 by and among the Company and the shareholders of the Company;

“Subscription Agreement” means the subscription agreement dated as of the date hereof between the Company and Purchaser, to which the form of this Agreement is attached;

“Subsidiary” in reference to a Party, means any Person, that is directly or indirectly controlled by, such Party, and for greater certainty, each of the Cayman Subsidiaries, ACM and NPGUS is a Subsidiary of the Company;

“Tax Act” means the Income Tax Act (Canada) as amended from time to time, including the regulations promulgated thereunder;

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection, administration or imposition of any Taxes;

“Tax Return” means all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) of, or in respect of, Taxes that are required by Applicable Laws to be filed with or supplied to any Tax Authority (including any amendments, schedules, attachments, supplements, appendices and exhibits thereto).

“Taxes” means all federal, national, state, provincial, territorial, county, municipal, or local taxes, whether domestic or foreign, and all duties, imposts, levies, assessments, tariffs and other charges imposed, assessed or collected by a Tax Authority, including (i) any income, gross income, net income, gross receipts, net worth, business, royalty, capital, capital gains, goods and services, harmonized sales, value added, severance, stamp, franchise, occupation, premium, capital stock, sales and use, real property, land transfer, personal property, ad valorem, transfer, licence, profits, windfall profits, payroll, environmental, employment, employer health, pension plan, anti-dumping, countervail, excise, severance, stamp, occupation or premium tax, (ii) all withholdings on amounts paid to or by the relevant Person, (iii) all employment insurance premiums, pension plan contributions or premiums, (iv) any fine, penalty, interest, surcharge or addition to tax, (v) any tax imposed, assessed, or collected or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee, (vi) claw-backs, repayments, obligations or other liabilities under or in respect of any COVID-19 Relief and (vii) any tax of a type referred to in this paragraph that is payable by a Person as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of succeeding to such liability as a result of merger, conversion or asset transfer or as a result of any obligation under any tax sharing arrangement or indemnity agreement;

“Third Party” means any Person other than a Party hereto or an Affiliate of a Party hereto;

“Third Party Claim” has the meaning given to such term in Section 5.6(a);

“Transaction Document” means this Agreement, the Subscription Agreement, Amendment No. 2 to the Nuton Collaboration Agreement and all of the agreements and documents referred to herein or therein, as the case may be, including all agreements or documents to be delivered at Closing under or pursuant to this Agreement and at the closing of the transactions contemplated under the Subscription Agreement;

“U.S. Person” has the meaning given to such term in Section 4.2; and

“Vendor” means MUX in its capacity as beneficial owner of the Purchased Shares.

1.2	Rules of Interpretation

The following rules of interpretation shall apply in this Agreement unless something in the subject matter or context is inconsistent therewith:

(1)	the singular includes the plural and vice-versa;

(2)	where a word or phrase is defined, its other grammatical forms shall be deemed to have corresponding meanings;

(3)	the headings in this Agreement form no part of this Agreement and are deemed to have been inserted for convenience only and shall not affect the construction or interpretation of any of its provisions;

(4)	all references in this Agreement shall be read with such changes in number and gender that the context may require;

(5)	references to “Articles,” “Sections”, “Recitals” and “Exhibits” refer to articles, sections and recitals of and exhibits to this Agreement;

(6)	the use of the words “including” or “includes” followed by a specific example or examples shall not be construed as limiting the meaning of the general wording preceding it;

(7)	the rule of construction that, in the event of ambiguity, the contract shall be interpreted against the Party responsible for the drafting or preparation of the Agreement, shall not apply;

(8)	the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision;

(9)	any reference to a statute is a reference to the applicable statute and to any regulations made pursuant thereto and includes all amendments made thereto and in force, from time to time, and any statute or regulation that has the effect of supplementing or superseding such statute or regulation;

(10)	unless something in the subject matter or context is inconsistent therewith or unless otherwise provided, a reference to a specific agreement or document is to that agreement or document in its current form or as the same may from time to time be amended, novated, supplemented or replaced;

(11)	all calculations and computations made pursuant to this Agreement shall be carried out in accordance with IFRS consistently applied to the extent that such principles are not inconsistent with the provisions of this Agreement; and

(12)	the words “written” or “in writing” include printing, typewriting or any electronic means of communication capable of being visibly reproduced at the point of reception including fax or email.

1.3	Currency

Unless otherwise indicated, all references to moneys hereunder are references to U.S. dollars and all obligations hereunder shall be denominated in U.S. dollars.

1.4	Computation of Time

In this Agreement, unless something in the subject matter or context is inconsistent therewith, a “day” shall refer to a calendar day and in calculating all time periods the first day of a period is not included and the last day is included, and in the event that any date on which any action is required to be taken hereunder is not a Business Day, such action will be required to be taken on the next succeeding day which is a Business Day.

1.5	Sections that Survive Termination and Closing; Claims Following Termination

(a)	If this Agreement is terminated, no Party shall have any further liabilities or obligations under this Agreement, except that the following provisions of this Agreement shall survive the termination of this Agreement in accordance with their terms and otherwise to the full extent necessary for their enforcement and the protection of the Party in whose favor they run: Section 1.1, Section 1.2, Section 1.3, Section 1.4, Section 1.5, Article 5 and Article 6 (other than Section 6.4), along with any other provisions of this Agreement which expressly or by their nature survive the termination hereof.

(b)	All covenants in this Agreement shall survive the Closing until the latest date permitted by Applicable Law or such shorter period as may be indicated by the context or expressly provided herein.

(c)	Nothing in this Section 1.5 shall relieve any Party from liability for damages arising out of any breach of this Agreement occurring prior to termination of this Agreement.

1.6	Exhibits and Schedules

The following exhibits and schedules are attached to and incorporated in this Agreement by this reference:

Exhibit A	Material Subsidiaries

Exhibit B	Los Azules Project

Article 2
Purchase of Shares and Purchase PRice

2.1	Purchase of Shares

Subject to the terms and conditions set forth herein, at the Closing Time, Vendor shall and shall cause MAI to sell, assign and transfer to Purchaser 232,000 Common Shares (the “Purchased Shares”), representing approximately 0.8% percent of the total issued and outstanding Common Shares in the Company, free and clear of any Encumbrances, and Purchaser shall purchase the Purchased Shares for a purchase price of $6,032,000 (the “Purchase Price”), which shall be paid and satisfied by Purchaser in the form of cash consideration in the manner described in Section 2.2.

2.2	Purchase Consideration

At the Closing Time, the Purchase Price for the Purchased Shares shall be paid and satisfied by the Purchaser to the Vendor by wire transfer in immediately available funds to the Vendor’s bank account, as directed by the Vendor, and upon receipt of such funds, the Vendor will deliver or cause to be delivered the Purchased Shares to the Purchaser, to be paid and satisfied in accordance with Section 3.2, and the steps in Section 3.2(a) through Section 3.2(b) (inclusive) shall occur in sequence, with each step immediately following the preceding step, at the Closing.

Article 3
CLOSING

3.1	Closing

Subject to Section 3.3, the Closing shall take place at the offices of the Company or by electronic exchange of documents, instruments and funds (except for documents or instruments requiring originals), as applicable, between the parties or their respective counsel on October 18, 2023 (the “Closing Date”) or such other date as agreed in writing by the Parties at 1:00 p.m. (Eastern time) or such other time as agreed in writing by the Parties (the “Closing Time”). The Closing shall take place concurrently with the closing of the transactions described in the Subscription Agreement.

3.2	Closing Actions

Subject to Section 3.3, at the Closing Time, the following events shall occur:

(a)	Purchaser shall pay the Purchase Price for the Purchased Shares to the Vendor by wire transfer in immediately available funds to the Vendor’s bank account, as directed by the Vendor;

(b)	Vendor shall deliver to Purchaser a letter acknowledging receipt of the funds;

(c)	the Company shall:

(i)	cancel share certificate no. 33 registered in the name of MAI, representing 15,000,000 Common Shares, delivered by Vendor to the Company pursuant to Section 3.3(b)(iii);

(ii)	issue a share certificate in the name of MAI representing 14,768,000 Common Shares;

(iii)	issue and deliver to Purchaser a share certificate in the name of Purchaser representing the Purchased Shares; and

(iv)	deliver to Purchaser a certified copy of the updated central securities register of the Company, which reflects the transfer of the Purchased Shares to Purchaser.

3.3	Conditions Precedent to the Closing

The respective obligations of the Parties to effect the Closing are subject to the prior satisfaction or waiver by the relevant Parties of the following conditions precedent (the “Conditions Precedent”).

(a)	The obligation of Vendor to effect the Closing is subject to the prior satisfaction or waiver by it of each of the following Conditions Precedent:

(i)	all representations and warranties of Purchaser hereunder shall be true and correct in all respects as of the Effective Date and as of the Closing with the same effect as though made at such date (except for representations and warranties given as of a particular time, in which case such representations and warranties must be true and correct in all respects as at the specified time);

(ii)	Purchaser shall have performed or complied with all of the obligations and covenants under this Agreement required to be performed or complied with by it at or prior to the Closing;

(iii)	consummation of the transactions contemplated by this Agreement shall not have been restrained, enjoined or otherwise prohibited or made illegal by Applicable Laws. No action or proceeding shall be pending or threatened by any Governmental Authority to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated by this Agreement, or to recover any material damages or obtain other material relief as a result of such transactions, or that otherwise relates to the application of Applicable Laws; and

(iv)	Vendor shall have received each of the following:

A.	an officer’s certificate of Purchaser, dated as of the Closing Date, in form and substance satisfactory to Vendor, as to: (1) its constating documents in effect as of the Closing Date; (2) resolutions of its board of directors approving the entering into and completion of the transactions contemplated under this Agreement and the other Transaction Documents to which it is a party; (3) incumbency and signatures of its officers executing this Agreement or any other Transaction Documents to which it is a party; and (4) the satisfaction of the conditions set forth Sections 3.3(a)(i) and 3.3(a)(ii);

B.	the Subscription Agreement and the U.S. Investor Questionnaire attached to the Subscription Agreement, in each case duly executed by Purchaser; and

C.	such further documents, agreements, instruments and assurances as may be reasonably required by Vendor prior to the Closing Date in order to give effect to the transactions contemplated by this Agreement.

(b)	The obligation of Purchaser to effect the Closing is subject to the prior satisfaction or waiver by Purchaser of each of the following Conditions Precedent:

(i)	all representations and warranties of the McEwen Parties hereunder shall be true and correct in all respects as of the Effective Date and as of the Closing with the same effect as though made at such date (except for representations and warranties given as of a particular time, in which case such representations and warranties must be true and correct in all respects as at the specified time);

(ii)	each of the McEwen Parties shall have performed or complied with all of the obligations and covenants under this Agreement required to be performed or complied with by such Person at or prior to the Closing;

(iii)	Vendor shall have delivered share certificate no. 33, representing 15,000,000 Common Shares to the Company, and an original copy of an instrument of transfer in respect of the transfer of the Purchased Shares duly executed by Vendor in favour of Purchaser;

(iv)	the consent of the shareholders of the Company to the transactions contemplated herein, including the transfer of the Purchased Shares from Vendor to Purchaser, shall have been provided in accordance with the Shareholder Agreement;

(v)	consummation of the transactions contemplated by this Agreement shall not have been restrained, enjoined or otherwise prohibited or made illegal by Applicable Laws. No action or proceeding shall be pending or threatened by any Governmental Authority to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated by this Agreement, or to recover any material damages or obtain other material relief as a result of such transactions, or that otherwise relates to the application of Applicable Laws;

(vi)	all of the conditions precedent to the closing of the transactions described in the Subscription Agreement shall have been satisfied or waived; and

(vii)	Purchaser shall have received each of the following:

A.	an officer’s certificate of the Vendor, dated as of the Closing Date, in form and substance satisfactory to Purchaser, as to: (1) its constating documents in effect as of the Closing Date; (2) resolutions of its board of directors approving the entering into and completion of the transactions contemplated under this Agreement and the other Transaction Documents to which it is a party; (3) incumbency and/or specimen signatures of its directors executing this Agreement or any other Transaction Documents to which it is a party; and (4) the satisfaction of the conditions set forth Sections 3.3(b)(i) and 3.3(b)(ii);

B.	an officer’s certificate of the Company, dated as of the Closing Date, in form and substance satisfactory to Purchaser, as to: (1) its constating documents in effect as of the Closing Date; (2) resolutions of its board of directors approving (a) the entering into and completion of the transactions contemplated under this Agreement and the other Transaction Documents to which it is a party and (b) the transfer of the Purchased Shares from Vendor to Purchaser and cancellation and issuance of share certificates described in Section 3.2(c); (3) incumbency and/or specimen signatures of its directors executing this Agreement or any other Transaction Documents to which it is a party; and (4) the satisfaction of the conditions set forth Sections 3.3(b)(i), 3.3(b)(ii), 3.3(b)(iii) and 3.3(b)(iv);

C.	an officer’s certificate of ACM, dated as of the Closing Date, in form and substance satisfactory to Purchaser, as to: (1) its constating documents in effect as of the Closing Date; (2) resolutions of its board of directors approving the entering into and completion of the transactions contemplated under the Transaction Documents to which it is a party; and (3) incumbency and/or specimen signatures of its directors executing this any Transaction Documents to which it is a party;

D.	certified copy of the central securities register of the Company which evidences the share ownership in the Company immediately prior to Closing, including Vendor as the registered holder of 15,000,000 Common Shares;

E.	certified copies of the constating documents and share registers of each of the Cayman Subsidiaries and NPGUS in effect as of the Closing Date;

F.	a certificate of status, a certificate of good standing or their equivalent with respect to each of Vendor and the McEwen Copper Companies other than ACM;

G.	a copy of the instrument of transfer in respect of the transfer of the Purchased Shares duly executed by Vendor in favour of Purchaser;

H.	a legal opinion prepared by Vargas Galindez dated as of the Closing Date, in form and substance satisfactory to Purchaser, acting reasonably (the “Vargas Opinion”);

I.	a legal opinion prepared by external counsel to the Cayman Subsidiaries dated as of the Closing Date, in form and substance satisfactory to Purchaser, acting reasonably, with respect to each of the Cayman Subsidiaries’ organizational status, good standing, share capitalization, no outstanding litigation and other matters customary in transactions similar to the transactions contemplated by this Agreement;

J.	the Subscription Agreement, duly executed by the Company;

K.	Amendment No. 2 to the Nuton Collaboration Agreement, duly executed by the Company, the Vendor and Robert R. McEwen; and

L.	such further documents, agreements, instruments and assurances as may be reasonably required by Purchaser prior to the Closing Date in order to give effect to the transactions contemplated by this Agreement.

Article 4
REPRESENTATIONS AND WARRANTIES

4.1	Mutual Representations and Warranties

Purchaser hereby represents and warrants to the McEwen Parties (which representations and warranties will survive the Closing) and each of the McEwen Parties hereby represents and warrants to Purchaser (which representations and warranties will survive the Closing) that:

(a)	it has the requisite corporate power, legal capacity and competence to enter into and execute this Agreement and each Transaction Document to which it is a party and to take all actions required or transactions contemplated pursuant hereto and thereto and it is duly incorporated and validly subsisting under the laws of its jurisdiction of incorporation;

(b)	it has taken all corporate steps and proceedings necessary to duly approve the transactions contemplated by this Agreement and each Transaction Document to which it is a party, and all necessary approvals and consents by its directors, shareholders and others have been obtained to authorize execution and performance of this Agreement and each Transaction Document to which it is a party on behalf of it, and in the case of the Company, the Company has obtained a written consent in respect of the transfer of the Purchased Shares contemplated hereunder signed by all of the shareholders of the Company in accordance with the Shareholder Agreement;

(c)	the entering into of this Agreement and each Transaction Document to which it is a party and the transactions contemplated hereby and thereby do not result in the violation of any of the terms and provisions of any law applicable to, or, if applicable, the constating documents of, it or of any agreement, written or oral, to which it may be a party or by which it is or may be bound; and

(d)	it has duly executed and delivered this Agreement and each Transaction Document to which it is a party and each such agreement or document constitutes a valid and binding agreement of it enforceable against it in accordance with its terms.

4.2	Specific Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to the McEwen Parties (which representations and warranties will survive the Closing) that:

(a)	Purchaser is resident in the jurisdiction set out in the preamble to this Agreement;

(b)	If the Purchaser is resident outside of the U.S. or Canada:

(i)	Purchaser is knowledgeable of, or has been independently advised as to, the applicable securities laws having application in the jurisdiction in which Purchaser is resident (the “International Jurisdiction”) which would apply to the purchase and sale of the Purchased Shares;

(ii)	Purchaser is acquiring the Purchased Shares pursuant to exemptions from prospectus or equivalent requirements under applicable securities laws or, if such is not applicable, Purchaser is permitted to acquire the Purchased Shares under the Applicable Laws of the International Jurisdiction without the need to rely on any exemptions;

(iii)	the Applicable Laws of the authorities in the International Jurisdiction do not require Vendor or the Company to make any filings or seek any approvals of any kind from any securities regulator in the International Jurisdiction in connection with the offer, issue, sale or resale of any of the Purchased Shares,

(iv)	the acquisition of the Purchased Shares by Purchaser does not trigger:

A.	any obligation to prepare and file a prospectus or similar document, or any other report with respect to such purchase, in the International Jurisdiction; or

B.	any continuous disclosure reporting obligation of the Company in the International Jurisdiction; and

(v)	Purchaser will, if requested by Vendor, deliver to Vendor a certificate or opinion of local counsel from the International Jurisdiction which will confirm the matters referred to in paragraphs (c), (d) and (e) above, to the satisfaction of Vendor, acting reasonably;

(c)	Purchaser is not aware of any advertisement of any of the Purchased Shares and is not acquiring the Purchased Shares as a result of any form of general solicitation or general advertising, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media, or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising; and

(d)	no person has made to Purchaser any written or oral representations:

(i)	that any person will resell or repurchase any of the Purchased Shares,

(ii)	that any person will refund the purchase price of any of the Purchased Shares, or

(iii)	as to the future price or value of any of the Purchased Shares; and

(e)	there is no person acting or purporting to act in connection with the acquisition of the Purchased Shares for or on behalf of Purchaser who is entitled to any brokerage or finder’s fee payable by Vendor. If any such person establishes a claim that any fee or other compensation is payable by the Company in connection with this acquisition of the Purchased Shares, Purchaser covenants to indemnify and hold harmless Vendor with respect thereto and with respect to all costs reasonably incurred in the defence thereof.

In this Agreement, the term “U.S. Person” has the meaning ascribed thereto in Regulation S, and for the purpose of this Agreement includes: (i) any person in the United States; (ii) any natural person resident in the United States; (iii) any partnership or corporation organized or incorporated under the laws of the United States; (iv) any partnership or corporation organized outside the United States by a U.S. Person principally for the purpose of investing in securities not registered under the 1933 Act, unless it is organized or incorporated, and owned, by accredited investors who are not natural persons, estates or trusts; or (v) any estate or trust of which any executor, administrator or trustee is a U.S. Person.

4.3	Specific Representations and Warranties of the McEwen Parties

Each of the McEwen Parties hereby represents and warrants to Purchaser (which representations and warranties will survive the Closing) that:

(a)	each of the McEwen Copper Companies is validly subsisting under the laws of its jurisdiction of incorporation, licensed, registered or qualified as an extra-provincial or foreign corporation in all jurisdictions where the character of its properties owned or leased or the nature of the activities conducted by it make such licensing, registration or qualification necessary and carries and shall carry on its business in the ordinary course and in compliance in all material respects with all Applicable Laws of each such jurisdiction;

(b)	neither of Vendor or the Company is in breach of any securities laws;

(c)	at the time of closing on the Closing Date, the Purchased Shares will be duly and validly created, authorized and issued; will be validly issued as fully paid as non-assessable Common Shares in the capital of the Company;

(d)	Vendor is the beneficial owner of the Purchased Shares, which are registered in the name of Minera Andes Inc., with good and marketable title thereto free and clear of all Encumbrances;

(e)	the Company is authorized to issue an unlimited number of Common Shares and an unlimited number of Class B common shares; and as of the date of this Agreement, 30,785,000 Common Shares are issued and outstanding and no Class B common shares are issued and outstanding;

(f)	as of the Closing Date, there exist no options, warrants, rights of conversion or other rights, contracts or commitments that could require the Company to issue any Common Shares or other securities other than the pre-emptive rights set out in the Shareholder Agreement and the 40,000 options that the Company has agreed to grant to Michael Meding upon the completion of an initial public offering of the Company, pursuant to the employment agreement between the Company and Michael Meding dated February 7, 2022;

(g)	except for Michael Meding, Alex Aguado and Stephen McGibbon, the Company has no employees or independent contractors, and neither of such employees are entitled to any bonus, increase in compensation or other benefit that is contingent on the Closing. The Company has provided copies of the employment agreements between the Company and each of Michael Meding and Alex Aguado, and there are no other agreements, whether written or oral, between either of such employees and the Company;

(h)	purchase and sale of the Purchased Shares in accordance with the terms herein and the fulfilment of the terms hereof does not and will not conflict with or constitute a breach of or default under (i) the constating documents of the McEwen Copper Companies, (ii) any Applicable Laws, order or ruling or (iii) any agreement, contract or indenture, including any covenants or provisions respecting the Company’s right to issue additional equity, or any pre-emptive right or similar rights therein, to which any of the McEwen Copper Companies (as defined below) is a party or by which it is bound, or to which any of the property or assets of the McEwen Copper Companies is subject;

(i)	Exhibit “A” accurately shows (i) each direct and indirect subsidiary of the Company; (ii) the registered and beneficial holders of all of the issued and outstanding shares in the capital of each of the McEwen Copper Companies; and (iii) the numbers and classes of shares currently held by each such holder and the percentage in the outstanding capital of each of such subsidiaries. The Company has no assets other than the holding of the shares of each of the McEwen Copper Companies;

(j)	International Copper Mining Inc. has no assets other than the holding of the shares of each of Los Azules Mining Inc. and San Juan Copper Inc., and neither of Los Azules Mining Inc. and San Juan Copper Inc. has assets other than shares of ACM; and none of the Cayman Subsidiaries operated or engaged in, or operates or engages in, any business activities, operations or management other than business activities, operations or management related to the Los Azules Project;

(k)	the Company has not operated or engaged in, and is not operating or engaged in, any business activities or operations other than those related to the Los Azules Project and the Elder Creek Project;

(l)	except as publicly disclosed by the Issuer and/or MUX, none of the shareholders of the Company have any agreements or side letters with the Company granting such shareholders any rights in respect of the Company, including the right to nominate directors for appointment to the board of directors of the Company or any approval rights with respect to any transactions of the McEwen Copper Companies (including, without limitation, granting of offtake, royalty, stream or similar rights with respect to the Los Azules Project);

(m)	there are no circumstances, developments or events that would constitute or reasonably be expected to constitute a Material Adverse Effect in respect of any of the McEwen Copper Companies;

(n)	other than as set out in the Vargas Opinion, there are no: (i) Claims pending or, to the knowledge of the Company, threatened against any of the Company or the Material Subsidiaries before or by any governmental authority; and (ii) outstanding judgments, orders, decrees, writs, injunctions, decisions, rulings or awards against any of the Company or the Material Subsidiaries or affecting any of the Company, the Material Subsidiaries, the Los Azules Project or the Elder Creek Project;

(o)	a complete copy of the articles, bylaws, minute books, share registers and other corporate records of the Company and the Material Subsidiaries have been provided to the Purchaser. Such books and records have been maintained in accordance with Applicable Laws and contain complete and accurate records of all matters required to be dealt with in such books and records, in each case, in all material respects;

(p)	the Company directly or indirectly owns all of the issued and outstanding securities of the other McEwen Copper Companies, free and clear of any encumbrances and defects, and has no other subsidiaries. All of the outstanding equity interests in the McEwen Copper Companies have been duly authorized and validly issued and all of such equity interests are outstanding as fully paid and non-assessable shares. There exist no options, warrants, purchase rights, or other contracts or commitments that would require the Vendor, Company or any other person to sell, transfer or otherwise dispose of any equity interests of the other McEwen Copper Companies or for the issue or allotment of any unissued shares in the capital of the other McEwen Copper Companies or any other security convertible into or exchangeable for any such shares. Except as publicly disclosed by the Issuer and/or MUX, none of the McEwen Copper Companies has any obligations (including any obligation to provide any guarantee, security, support, indemnification, assumption or endorsement of or any similar commitment with respect to the obligations, liabilities or indebtedness of any other person) including, without limitation, the obligations of MUX under the amended and restated credit agreement dated May 19, 2023 between MUX and Evanachan Limited as lender and as Administrative Agent;

(q)	each of the McEwen Copper Companies has been duly incorporated or established and is validly existing and in good standing under the laws of its respective jurisdiction of organization with all requisite corporate power and authority to own, use, lease and operate its properties and conduct its business in the manner currently conducted, and is duly qualified to transact business in each jurisdiction where it carries its business;

(r)	the McEwen Copper Companies (i) are conducting their business operations in material compliance with Applicable Laws, including without limitation those of the country, state, province, municipality or other local or foreign jurisdiction in which such entity carries on business or conducts its activities; (ii) have received and hold all material permits, by-laws, licenses, waivers, exemptions, consents, certificates, registrations, rights, rights of way, entitlements and other approvals which are required from any governmental or regulatory authority or any other person necessary to the conduct of their business and activities as currently conducted, and to the conduct of their business as proposed to be conducted pursuant to the use of funds proposal underlying the proposed placement, including but not limited to those required under applicable mining and environmental laws (“Authorizations”); and (iii) are in material compliance with all terms and conditions of such Authorizations, and such Authorizations are in full force and effect in all material respects; and (iv) have not received any notice of the modification, suspension, revocation, cancellation or non-renewal of, or any intention to modify, suspend, revoke, cancel or not renew or any proceeding relating to the modification, suspension, revocation, cancellation or non-renewal of any such Authorizations, and no Authorizations will be subject to modification, suspension, revocation, cancellation or non-renewal as a result of the execution and delivery of this Agreement or the Closing;

(s)	except to the extent qualified by the Vargas Opinion, which Purchaser acknowledges having received, the McEwen Copper Companies (i) own, hold or lease all such properties as are necessary to the conduct of their respective businesses as currently operated, and to the conduct of their business as proposed to be conducted pursuant to the use of funds proposal underlying the proposed placement; and (ii) have good and marketable title under Applicable Laws to all real property and good and marketable title to all personal property owned by them that constitute the Los Azules Project and the Elder Creek Project and to all material personal property owned by them in the conduct of their business on the Los Azules Project and the Elder Creek Project, in each case free and clear of all liens, encumbrances and defects; and any real property and buildings to be held under lease or sublease by the McEwen Copper Companies are held by them under valid, subsisting and enforceable leases; (A) the “Los Azules Project” means the Los Azules project owned by ACM and located in the San Juan Province, Argentina, which involves exploration, development and other operations on the mineral properties, claims and any other mineral rights in the area set out in the map in Exhibit “B” hereto, and which includes the project described in the technical report entitled “SEC S-K 229.1304 Initial Assessment Individual Disclosure for the Los Azules Project, Argentina” with an effective reporting date of September 1, 2017 prepared by Mining Plus; and (B) the “Elder Creek Project” means the project commonly known as the Elder Creek project, which is owned by NPGUS and located near Elder Creek, Nevada, USA, which involves exploration, development and other operations on the mineral properties, claims and any other mineral rights comprising such project;

(t)	except to the extent qualified by the opinion of Vargas Opinion, all interests in material mining claims, concessions, exploration, reconnaissance, exploitation or extraction rights, surface rights, subsurface rights or similar rights, (“Mining Claims”) that are held by the McEwen Copper Companies, held by way of Authorizations or otherwise, are in good standing, are valid and enforceable, are free and clear of any encumbrances and no royalty is payable in respect of any of them, except as disclosed in the Vargas Opinion;

(u)	no other material property rights are necessary for the conduct of the business as currently conducted, or for the conduct of the business as proposed to be conducted pursuant to the use of funds proposal underlying the proposed placement, in each case by the McEwen Copper Companies;

(v)	except as provided in the Vargas Opinion, there are no material restrictions on the ability of the McEwen Copper Companies to use, transfer or otherwise exploit any such property rights;

(w)	except as provided in the Vargas Opinion, there are no Claims to which any of the McEwen Copper Companies is a party or of which any property, including Authorizations and Mining Claims, of any of the McEwen Copper Companies is the subject; and, no such proceedings are threatened or pending by governmental authorities or any other person; there is no agreement, judgment, injunction, order or decree binding upon the any of the McEwen Copper Companies that has or would reasonably be expected to have the effect of prohibiting, restricting or materially impairing any business practice of any of the McEwen Copper Companies;

(x)	no dispute between any of the McEwen Copper Companies and any local, native or indigenous group exists or to the knowledge of the Company is threatened or reasonably likely with respect to the Los Azules Project and the Elder Creek Project or the business activities of any of the McEwen Copper Companies;

(y)	the Company’s draft unaudited financial statements for the periods ending December 31, 2021 and December 31, 2022, copies of which the Company has provided to the Purchaser, have been prepared in accordance with IFRS and present fairly the consolidated financial position and results of operation and changes in the financial position of the Company and its Material Subsidiaries and such accounts fairly present in all material respects the financial condition, financial performance and cash flows of the Company for the periods ended December 31, 2021 and December 31, 2022; neither the Company nor the Material Subsidiaries have any material liabilities, obligations, indebtedness or commitments, whether accrued, absolute, contingent or otherwise required to be disclosed under IFRS, which are not disclosed in the Company’s financial statements, and the Company and the Material Subsidiaries have conducted their respective businesses in the ordinary course since December 31, 2022 until the Closing Date;

(z)	the audited consolidated financial statements for ACM for the period ending December 31, 2022, a copy of which has been provided to the Purchaser, are prepared in accordance with Argentine GAAP and present fairly the consolidated financial position and results of operation and changes in the financial position of ACM and its subsidiaries and such accounts fairly present in all material respects the financial condition, financial performance and cash flows of ACM for the periods indicated; as at the Closing Date, neither ACM nor its subsidiaries have any material liabilities, obligations, indebtedness or commitments, whether accrued, absolute, contingent or otherwise required to be disclosed under Argentine GAAP, which are not disclosed in ACM’s financial statements and each of ACM and its subsidiaries have conducted their respective businesses in the ordinary course since December 31, 2022 until the Closing Date;

(aa)	the McEwen Copper Companies have filed all Tax Returns required to be filed under Applicable Laws when due and all such Tax Returns were correct and complete in all respects;

(bb)	any deductions taken or claimed in computing the income of any of McEwen Copper Companies for Tax purposes have been taken or claimed in accordance with Applicable Law;

(cc)	there are no Encumbrances on any of the assets of the McEwen Copper Companies that arose in connection with any failure (or any alleged failure) to pay any Tax when due;

(dd)	all Taxes required to be paid under Applicable Laws have been paid by each of the McEwen Copper Companies or an adequate reserve under IFRS has been recorded in respect thereof in the accounting records of the McEwen Copper Companies, and each of the McEwen Copper Companies has made adequate and timely installments of all Taxes required to be made by it under Applicable Laws. None of the McEwen Copper Companies has incurred any liability, whether actual or contingent, for Taxes or engaged in any transaction or event that would result in any liability, whether actual or contingent, for Taxes or realized any income or gain for Tax purposes otherwise than in the usual and ordinary course of its business;

(ee)	there are no notices of assessment or reassessment of, or notices of audits, investigations or Claims with respect to, unpaid liabilities for Taxes issued by any Tax Authority which have been received by any of the McEwen Copper Companies. There are no assessments, proceedings, investigations, audits or Claims now pending or, to the knowledge of the Company, threatened against any of the McEwen Copper Companies in respect of any Taxes and there are no matters under discussion, investigation, audit or appeal with any Tax Authority in respect of any of the McEwen Copper Companies. The Company is not aware of any contingent liability of any of the McEwen Copper Companies for Taxes or any grounds that could prompt an assessment or reassessment for Taxes;

(ff)	each of the McEwen Copper Companies has deducted, withheld, collected and remitted within the time limits required by Applicable Laws all amounts required by Applicable Laws to have been deducted, withheld, collected and remitted in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party;

(gg)	none of the McEwen Copper Companies are party to any agreement, waiver or arrangement with any Tax Authority that relates to any extension of time with respect to the filing of any Tax Return, any payment of Taxes or any assessment;

(hh)	no facts, circumstances or events exist or have existed that have resulted in, or may result in, the application of any of sections 15, 17, 67, 78 to 80.04 of the Tax Act (or any similar provision of an Applicable Law of any province or territory of Canada) to any of the McEwen Copper Companies;

(ii)	none of the McEwen Copper Companies are subject to liability for Taxes of any other person. None of the McEwen Copper Companies have acquired property from any person in circumstances where any such company could become liable for Taxes of such person. None of the McEwen Copper Companies have entered into any agreement with, or provided any undertaking to, any person pursuant to which it has assumed liability for the payment of income Taxes owing by such person;

(jj)	none of the McEwen Copper Companies has ever been required to file any Tax Return with, and has never been liable to pay any Taxes to, any Tax Authority in any jurisdiction in which it is not currently filing any Tax Returns. No Claim has ever been made by a Tax Authority in a jurisdiction where any of the McEwen Copper Companies does not file Tax Returns that the McEwen Copper Companies is or may be subject to the imposition of any Tax by that jurisdiction;

(kk)	any of the McEwen Copper Companies that are required to be registered (i) with the Canada Revenue Agency under Subdivision d of Division V of Part IX of the Excise Tax Act (Canada) for the purposes of goods and services sales tax and the harmonized sales tax (“GST/HST”), or (ii) under any Applicable Law of a province in respect of sales tax are so registered, and any such registration numbers have been provided to the Purchaser. Any input tax credits, rebates and similar refunds claimed by the McEwen Copper Companies for GST/HST or provincial sales tax purposes were calculated in accordance with Applicable Laws;

(ll)	the McEwen Copper Companies have complied with all information reporting and record keeping requirements under Applicable Laws, including retention and maintenance of required records with respect thereto;

(mm)	none of the McEwen Copper Companies have owned any (i) real or immovable property situated in Canada (as defined in the Tax Act), (ii) Canadian resource properties (as defined in the Tax Act), (iii) timber resource properties (as defined in the Tax Act), or (iv) options in respect or, or interests in, or for civil law, a right in, property described in any of (i) to (iii), whether or not the property exists;

(nn)	none of the McEwen Copper Companies have engaged in any “reportable transaction” as defined in subsection 237.3(1) of the Tax Act or any “notifiable transaction” as defined in proposed subsection 237.4(1) of the Tax Act (as such provisions are proposed to be amended or introduced), as applicable, by the legislative proposals released by the Minister of Finance (Canada) on August 9, 2022;

(oo)	all transactions entered into by the McEwen Copper Companies have been entered into on an arm’s length basis and the consideration (if any) charged, received or paid by the McEwen Copper Companies, as the case may be, on all transactions entered into by it has been equal to the consideration which might have been expected to be charged, received or paid, as applicable, been independent persons dealing at arm’s length and no notice or inquiry by any Tax Authority has been made in connection with any such transactions. The McEwen Copper Companies have complied in all material respects with relevant transfer pricing laws (including section 247 of the Tax Act), including preparing contemporaneous documentation and other documents contemplated thereby;

(pp)	none of the McEwen Copper Companies have applied for, filed for, or otherwise claimed any COVID-19 Relief;

(qq)	none of the McEwen Copper Companies will be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxation year or portion thereof ending after the Closing Date as a result of the use of an improper method of accounting for a taxation year ending before the Closing Date;

(rr)	none of the McEwen Copper Companies are insolvent or in liquidation or administration or subject to any other insolvency procedure and no receiver, manager, trustee, custodian or analogous officer has been appointed in respect of all or any part of its property, undertaking or assets; neither steps have been taken nor legal, legislative or administrative proceedings have been started or threatened to wind up, dissolve, make dormant, or eliminate any of McEwen Copper Companies; and the Company does not have any knowledge of any event or circumstance that could reasonably be expected to lead to or result in the winding up, liquidation, dissolution, elimination or insolvency of any of the McEwen Copper Companies;

(ss)	none of the McEwen Copper Companies and, to the Company’s knowledge, none of their respective directors, officers, supervisors, managers, employees, or agents has: (A) violated any Applicable Laws relating to anti-bribery and anti-corruption, including the Corruption of Foreign Public Officials Act (Canada), the Criminal Code (Canada), Foreign Corrupt Practices Act of 1977 (United States) or any other applicable anti-corruption laws of any relevant jurisdiction (“Anti-Corruption Laws”) or Applicable Laws relating to export control, or economic and financial sanctions laws (“Sanctions Laws”), (B) made, given, authorized, made, or offered anything of value, including any payment, facilitation payment, loan, reward, gift, contribution, expenditure or other advantage, directly or indirectly, (i) to any person in violation of the Anti-Corruption Laws, or (ii) to or for the benefit of a government official in order to improperly influence any act or decision of a government official, induce a government official to do or omit to do any act in violation of their lawful duty or secure any improper advantage, or (C) used any corporate funds, or made any direct or indirect unlawful payment from corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity;

(tt)	the operations of the McEwen Copper Companies are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental authority (“Money Laundering Laws”) and no action, suit or proceeding by or before any court of governmental authority or any arbitrator nongovernmental authority involving any of the McEwen Copper Companies with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened;

(uu)	none of the McEwen Copper Companies nor any of their respective directors, officers, supervisors, managers, employees, or agents is (i) a person currently identified, listed or designated under the Sanctions Laws, (ii) a person located, organized, resident, doing business or operating in a country or territory that is, or whose government is, the subject of Sanctions Laws which prohibit a person resident in, or a national of, Canada, the United States, the United Kingdom, or the European Union from doing business with or in that jurisdiction, or (iii) a person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a person described in clause (i) or (ii) (a “Sanctioned Person”). None of the McEwen Copper Companies (i) has assets or operations located in a jurisdiction in violation of Sanctions Laws, or (ii) directly or indirectly derives revenues from or engages in investments, dealings, activities or transactions with any Sanctioned Person or which otherwise violate Sanctions Laws;

(vv)	the data or information with respect to the business and activities of the McEwen Copper Companies disclosed on the EDGAR system by Vendor is complete and correct in all material respects and does not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statement contained therein not misleading in the circumstances; and

(ww)	the data or information made available to Purchaser by or on behalf of Vendor or the Company: (i) does not, when taken as a whole, create a false impression of the development and operations of the Los Azules Project and the Elder Creek Project as at the date of this Agreement, (ii) was, to the knowledge of the Company at the time when such data or information was created by or for the Company, accurate in all material respects, and (iii) was prepared in good faith for the purposes of informing the Purchaser about the business and activities of the McEwen Copper Companies and in doing so, the Company has not:

(iv)	omitted anything that the Company, acting reasonably, considers is material from such data or information; or

(v)	included anything that the Company, acting reasonably, considers is materially misleading in such data or information.

Article 5
Indemnification

5.1	Indemnification by the McEwen Indemnifying Parties

Subject to the terms of this Article 5, Vendor and the Company (together, the “McEwen Indemnifying Parties”, and each a “McEwen Indemnifying Party”) shall jointly and severally indemnify and hold harmless Purchaser and its officers, directors, employees and other representatives (collectively, the “Purchaser Indemnified Parties”) from and against any and all Claims asserted against any of them, or any Losses incurred or suffered by any of them, or any Losses of the Company which result in a decrease in the value of the Common Shares held by Purchaser, and directly or indirectly arising from or in connection with:

(a)	any breach or inaccuracy of any representation or warranty made by the McEwen Parties in Sections 4.1 or 4.3;

(b)	any breach or inaccuracy of any representation or warranty made by the Company in the Subscription Agreement; and

(c)	any failure of any of the McEwen Parties to perform or observe any covenant or agreement to be performed or observed by any of them under this Agreement.

If any of the McEwen Indemnifying Parties indemnifies the Purchaser Indemnified Parties pursuant to this Agreement, or the Company indemnifies the Purchaser Indemnified Parties pursuant to the Subscription Agreement, in respect of any matter, the McEwen Indemnifying Parties shall not subsequently be liable to indemnify the other Purchaser Indemnified Parties for the same matter, to the extent that doing so would result in a duplicate recovery.

5.2	Indemnification by Purchaser

Subject to Section 5.3 below, Purchaser shall indemnify and hold harmless the McEwen Parties and their respective officers, directors, employees and other representatives (collectively, the “McEwen Indemnified Parties”) for, and will pay the amount of, any Losses incurred by them and arising from or in connection with any breach of:

(a)	any representation or warranty made by Purchaser in Sections 4.1 or 4.2; and

(b)	any failure of Purchaser to perform or observe any covenant or agreement to be performed or observed by it under this Agreement.

If Purchaser indemnifies the McEwen Indemnified Parties pursuant to this Agreement in respect of any matter, Purchaser shall not subsequently be liable to indemnify the other McEwen Indemnified Parties for the same matter, to the extent that doing so would result in a duplicate recovery.

5.3	Limitation of Liability for Indemnities

(a)	Except in the case of fraud, neither a McEwen Indemnifying Party nor Purchaser, as the case may be, as indemnifying Parties hereunder (each an “Indemnifying Party”), shall be liable to the Purchaser Indemnified Parties or the McEwen Indemnified Parties, as the case may be (each, an “Indemnified Party”), for any Losses with respect the matters contained in Section 5.1(a), or Section 5.2(a), as applicable, unless and until the aggregate Losses for which the applicable Indemnifying Party would be otherwise be liable is greater than $50,000 (the “Basket”), after which the applicable Indemnifying Party shall be liable for all Losses (including the Basket).

(b)	Except in the case of fraud, an Indemnifying Party shall not be liable to the applicable Indemnified Party for any Losses with respect to the matters contained in Section 5.1(a) or 5.2(a), as applicable, except to the extent such individual Loss (or series of related Losses arising from a common set of facts) exceeds $10,000 (a “Minimum Claim Amount”), and any such individual Losses (or series of related Losses arising from a common set of facts) not in excess of the Minimum Claim Amount will not be aggregated for purposes of calculating the Basket in Section 5.3(a), provided, however, that any Losses arising out of multiple breaches of a single representation and warranty which breaches are of the same, or substantially the same, character shall be aggregated and, if and when such Losses exceeds the Minimum Claim Amount in the aggregate, and any further Losses arising out of a breach of such representation and warranty which are of the same, or substantially the same, character as such earlier Losses, shall not be subject to the limitation in this Section 5.3(b).

5.4	Term of Indemnities

The right to indemnity for breaches or inaccuracies of representations and warranties under this Article 5 shall not terminate:

(a)	with respect to the representations and warranties in Section 4.1 at any time after Closing;

(b)	with respect to the representations and warranties in Section 4.2 until the second anniversary of the Closing Date;

(c)	with respect to the representations and warranties in Sections 4.3(aa) to 4.3(qq) until the date that is 90 days after the expiration of the applicable statute of limitations relating thereto; and

(d)	with respect to all other representations and warranties in Section 4.3, and the representations and warranties under the Subscription Agreement, until the third anniversary of the Closing Date,

provided, further, that notwithstanding any termination of the underlying representation or warranty in accordance with this Section 5.4, with respect to any pending Claim for indemnity hereunder which shall have been made prior to the applicable termination date, the right to indemnity shall not terminate until the final determination and satisfaction of such Claim.

5.5	Indirect and Consequential Damages

Except in the case of fraud, no Party shall be liable to any other Party, nor any successor in interest or beneficiary or assignee of this Agreement, for any consequential, incidental, indirect, special or punitive damages arising out of this Agreement or any breach thereof (it being understood that amounts owing or alleged to be owing by a Person to a Third Party on account of Claims by Third Parties constitute actual damages to that Person regardless of whether the Third Party’s Claim for that amount includes consequential, incidental, indirect, special or punitive damages); provided that consequential, incidental, indirect, special or punitive damages shall not include direct financial loss suffered by a Party or an Indemnified Party, including diminution of value and loss of profits, and direct financial loss and loss of profits shall be recoverable except where restricted by principles of remoteness under Applicable Law. In the case of fraud, the limitations on indemnification (including as to duration and amount) set forth in Sections 5.3 and 5.4 shall not apply to any claim for indemnification pursuant to this Article 5.

5.6	Third Party Claim Indemnity Procedures

(a)	In the event that any written Claim for which an Indemnifying Party may have liability to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a Third Party (a “Third Party Claim”), such Indemnified Party shall promptly, but in no event more than ten (10) Business Days following such Indemnified Party’s receipt of a Third Party Claim, notify the Indemnifying Parties in writing of such Third Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then reasonably ascertainable (which estimate shall not be conclusive of the final amount of such Third Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”). However, the failure to give prompt notice will not affect the rights or obligations of the Indemnifying Party except and only to the extent that, as a result of such failure, the Indemnifying Party was prejudiced by such failure. The Indemnifying Party shall have ten (10) Business Days (or such lesser number of days set forth in the Claim Notice as may be required by court proceedings in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third Party Claim, and if such notification is not provided, it shall be deemed to have elected not to defend the Indemnified Party in respect of the Third Party Claim.

(b)	In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the power to direct and control such defence at its expense; provided that the Indemnified Party will have the right to approve defence counsel, which approval will not be unreasonably withheld. Once the Indemnifying Party has duly assumed the defence of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defence and to employ a single separate counsel of its choosing for this purpose; provided that the cost of such counsel shall be at its expense, unless the Indemnified Party shall have reasonably concluded, based on the advice of outside counsel, that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, in which case the Indemnified Party may participate in such defence and employ separate counsel at the Indemnifying Party’s expense; and provided further that provided that the power to control an direct such defence shall remain with the Indemnifying Party. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third Party Claim if such settlement (i) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim or (ii) would result in (A) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any Person related thereto; or (B) a finding or admission of a violation of Applicable Law, wrongdoing or violation of the rights of any Person by the Indemnified Party or any Person related thereto.

(c)	In the event that the Indemnified Party shall in good faith determine (i) that the conduct of the defense of any action, proceeding or claim subject to indemnification hereunder or any proposed settlement of any such action, proceeding or claim by the Indemnifying Party could reasonably be expected to (A) affect adversely the Indemnified Party’s tax liability or the ability of any Affiliate of the Indemnified Party who is a party to this Agreement to conduct its business or (B) be inconsistent with the position of the Indemnified Party with respect to its taxation status in any jurisdiction (including without limitation whether it should file any tax return), or (ii) that the Indemnified Party may have available to it one or more defenses or counterclaims that are in addition to, or inconsistent with, one or more of those that may be available to the Indemnifying Party in respect of such action, proceeding or claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such action, proceeding or claim at the sole cost of the Indemnifying Party, provided, that, the Indemnified Party shall not settle any such action, proceeding or claim without the written consent of the Indemnifying Party.

(d)	If the Indemnifying Party elects not to, or is deemed to elect not to, defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise, the Indemnified Party shall have the right, but not the obligation, to assume its own defence, it being understood that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defence of such Third Party Claim. The Indemnified Party (i) may defend such Third Party Claim and (ii) may not enter into a settlement thereof without obtaining approval of the Indemnifying Party (which approval shall not be unreasonably withheld, delayed or conditioned) unless the Indemnified Party will not be seeking indemnification from the Indemnifying Party for any amounts paid pursuant to such settlement thereof or for any other consequences of such Third Party Claim.

(e)	The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defence of a Third Party Claim, including by providing access to each other’s relevant business records and other documents and employees. Further, the applicable Party conducting the defence of a Third Party Claim shall keep the other Party apprised of material developments from time to time.

(f)	The Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with Applicable Law) and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable solicitor-client or litigation privileges. For the avoidance of doubt, nothing in this Section shall be construed as a waiver by an Indemnified Party or an Indemnifying Party of any privilege, including any privilege associated with separate counsel as described herein.

5.7	Adjustment to Purchase Price

(a)	All amounts payable by the McEwen Parties to the Purchaser Indemnified Parties pursuant to Section 5.1 will be deemed to be a decrease to the Purchase Price. All amounts payable by Purchaser to the McEwen Indemnified Parties pursuant to Section 5.2 will be deemed to be an increase to the Purchase Price.

Article 6
GENERAL

6.1	Notices

(a)	All notices and other required or permitted communications (each a “Notice”) to the Parties shall be in writing, and shall be addressed respectively as follows:

If to a McEwen Party:

McEwen Mining Inc.

S. 2800, 150 King Street West

Toronto, ON

M5H 1J9

Attention: General Counsel

Email: notice@mcewenmining.com

If to Purchaser:

Nuton LLC

4700 Daybreak Parkway,

South Jordan, Utah 84009,

United States

Attention: Adam Burley; Melanie Grayson

Email: adam.burley@riotinto.com; melanie.grayson@riotinto.com

With a copy (which shall not constitute notice) to:

McCarthy Tétrault LLP

Suite 5300, 66 Wellington Suite West

Toronto, ON M5K 1E6

Canada

Attention: Shea Small

Email: ssmall@mccarthy.ca

(b)	All Notices shall be given:

(i)	by personal delivery;

(ii)	by electronic communication, capable of producing a printed transmission;

(iii)	by registered or certified mail, return receipt requested; or

(iv)	by overnight or other express courier service.

(c)	All Notices shall be effective and shall be deemed given on the date of receipt at the principal address if received during normal business hours on a Business Day in the jurisdiction of the recipient, and, if not received during normal business hours, on the next Business Day in the jurisdiction of the recipient following receipt, or if by electronic communication, on the date of such communication if received by the recipient during normal business hours on a Business Day in the jurisdiction of the recipient, and, if not received during normal business hours, on the next Business Day in the jurisdiction of the recipient following receipt. Any change of address may be made by Notice to the other Parties.

6.2	Amendment

This Agreement may only be amended by the written agreement of all the Parties hereto or, as applicable, their successors and permitted assigns.

6.3	Public Disclosure

A Party shall not issue any press release or make any other public statement or disclosure with respect to this Agreement without the consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make any disclosure or filing in accordance with Applicable Laws, including applicable securities laws, and if, in its reasonable opinion, such disclosure or filing is required and the other Party has not reviewed or commented on the disclosure or filing, the Party shall use its reasonable best efforts to give the other Party prior oral or written notice and a reasonable opportunity to review or comment on the disclosure or filing (other than with respect to confidential information contained in such disclosure or filing). The Party making such disclosure shall give reasonable consideration to any comments made by the other Party or its counsel, and if such prior notice is not possible, shall give such notice immediately following the making of such disclosure or filing.

6.4	Assignment

No Party may assign or transfer any right, benefit, interest or obligation in or under this Agreement without the prior express written consent of the other Parties, which consent may not be unreasonably withheld; provided that in the case of any assignment or transfer, the assigning or transferring Party shall remain liable for all of its obligations hereunder, including indemnity obligations.

6.5	Governing Law

This Agreement and all matters related hereto or arising herefrom are governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each of the Parties irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Ontario in all matters related to, or arising from, this Agreement.

6.6	Waiver

(a)	No failure on the part of a Party to exercise, no delay in exercising, and no course of dealing with respect to, any right, power or privilege established by this Agreement shall operate as a waiver thereof.

(b)	Except as otherwise expressly provided for herein, no waiver of any provision of this Agreement or consent to any departure by any Party from any provision of this Agreement shall be effective unless it is confirmed in writing. The waiver or consent shall be effective only in the specific instance, for the specific purpose and for the specific length of time for which it is given.

(c)	The single or partial exercise of any right, power or privilege established by this Agreement shall not preclude any other exercise thereof.

6.7	Severability

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction in any jurisdiction shall not affect the validity or enforceability of that provision in any other jurisdiction, or affect the validity or enforceability of any other provision hereof. To the extent permitted by Applicable Laws, the parties waive any provision of law which renders any provision of this Agreement invalid or unenforceable in any respect. The Parties shall engage in good faith negotiations to replace any provision which is declared invalid or unenforceable with a valid and enforceable provision, the economic effect of which comes as close as possible to that of the invalid or unenforceable provision which it replaces.

6.8	Benefit of the Agreement

This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns, provided that any transfer of or any Encumbrance upon any rights under this Agreement not made in accordance with this Agreement shall be null and void and of no force or effect.

6.9	No Third Party Rights

Except as expressly provided in this Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any Person not a Party hereto any rights to remedies under or by reason of this Agreement.

6.10	Entire Agreement

This Agreement and the other Transaction Documents constitute the entire agreement between the Parties and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties and their respective affiliates, as applicable, related to such matters.

6.11	Further Assurances

Each of the Parties shall promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as any other Party hereto may reasonably require from time to time in order to give full effect to the provisions of this Agreement and shall use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

6.12	Time of the Essence

Time is of the essence of this Agreement.

6.13	Counterparts and Electronic Execution

This Agreement may be executed in any number of counterparts, and it shall not be necessary that the signatures of all Parties be contained on any counterpart. Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument. Counterparts may be delivered by electronic transmission and the Parties adopt any signatures so received as original signatures of the Parties.

[Rest of this page intentionally left in blank]

IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement as of the date and year first above written.

McEwen Copper Inc.

Per:	/s/ Robert R. McEwen
	Name:	Robert R. McEwen
	Title:	Director and President

McEwen Mining Inc.

Per:	/s/ Robert R. McEwen
	Name:	Robert R. McEwen
	Title:	Chief Executive Officer

MINERA ANDES INC.

Per:	/s/ Robert R. McEwen
	Name:	Robert R. McEwen
	Title:	Director and President

NUTON LLC

Per:	/s/ Adam Burley
	Name:	Adam Burley
	Title:	CEO & President

EXHIBIT A
Material Subsidiaries

McEwen Copper Shareholders	Number of Shares	Percentage of Ownership
Minera Andes Inc.	15,000,000	48.7250284
FCA Argentina (Stellantis)	6,000,000	19.4900113
Nuton LLC	4,100,000	13.3181744
Evanachan (Rob McEwen)	4,000,000	12.9933409
Other Shareholders	1,685,000	5.47344486

A-1

EXHIBIT B
Los Azules Project

List of Properties:

	Name	Docket Number
1.	Azul 1	520-0279-M98
2.	Azul 2	520-0280-M98
3.	Mirta	1124.0141-M-09
4.	Escorpio II	0154-F28-C-96
5.	Azul 3	1124.0121-A-06
6.	Azul Este	1124.186-A-07
7.	Azul Norte	1124.668-M-07
8.	Azul 4	1124.473-M-08
9.	Escorpio I	1124.0153-C-1996
10.	Escorpio III	0155-C-96
11.	Escorpio IV	425.213-C-2003
12.	Totora	414.1324-C-05
13.	Totora II	520.0496-C-99
14.	Mercedes	0644-M-96
15.	Sofia	1124.167-A-10
16.	Azul 5	1124.119-A-09
17.	Marcela	1124.495-A-09
18.	Agostina	1124.108-A-10
19.	Rosario	1124.169-A-10
20.	Gina	1124.168-A-10
21.	Cecilia	1124.035-A-12
22.	Grupo Minero	1124.553-A-2018
23.	Road easement for Mercedes mine	520-0439-97
24.	Southern Access Road Easement for Mercedes mine	520-0680-M-96
25.	Northern Access Road Easement for Azul 1 and Azul 2 mines	1124.218-A-2018
26.	Power Line Easement	1124-354-A-2018
27.	Camp Easement “Candadito”	1124.660-M-12
28.	Occupation Easement “Campo Illanes Mery”	1124.544-2022
29.	“Campo Estomonte” Easement	1124.231-A-2010
30.	“Cortez Monroy Ranch”, which is a real estate property of 18,000 hectares that ACM acquired from CCM S.A, by means of public deed dated March 3, 2010. The Cortez Monroy Ranch is located in Calingasta Department and would overlap with the following ACM Mines: “Escorpio IV”, “Mercedes”, “Azul 1”, “Mirta” and “Azul 2” and partially with the ACM Mines “Totora I”, “Totora II”, “Escorpio I”, “Escorpio II” “Azul Este” and “Azul Norte”

B-1

Maps:

LEYENDA
Minas Proyecto Los Azules - ACMSA
Servidumbre de camino
1124-354-A-2018 Electroducto ACMSA
Servidumbres de Ocupacion
1124-231-A-2010 - Campo Estomonte S.A.
1124-544-A-2022 - Campo llanes Mery
ARGENTINA
CHILE
SAN JUAN
MENDOZA
ARGENTINA
SAN JUAN
CALINGASTA
18 - Rosario
14 - Gina
1 - Agostina
9 - Cecilia
5 - Azul 4
4 - Azul 3
8 - Azul Norte
20 - Totora
10 - Escorpio I
12 - Escorpio III
19 - Sofia
15 - Marcela
11 - Escorpio II
21 - Totora I
16 - Mercedes
13 - Escorpio IV
17 - Mirta
7 - Azul Este
3 - Azul 2
2 - Azul 1
6 - Azul 5
Servidumbre Electroducto
Exp. 1124-354-A-2018
Long. 104 Km
Traza Rectilinea
Camino Sur
Servidumbre de camino
Exp. 680-M-96
Long. 63.4 Km
Traza Rectilinea
A campamento Cantadilo
0
5
10 km

N	Mina	Expediente Nº	Superficie Seg. Edictos [ha]
1	Agostina	1124-108-A-10	1184.00
2	Azul 1	520-0270-M-98	2968.20
3	Azul 2	520-0280-M-98	1259.90
4	Azul 3	1124-0121-A-06	164.76
5	Azul 4	1124-472-M-09	903.06
6	Azul 5	1124-119-A-05	3551.02
7	Azul Este	1124-194-A-07	2372.48
8	Azul Norte	1124-682-M-07	121.94
9	Cecilia	1124-35-A-12	1792.26
10	Escorpio I	0133-F28-C-98	158.81
11	Escorpio II	0134-F28-C-98	1921.00
12	Escorpio III	0135-C-98	129.45
13	Escorpio IV*	425-213-C-03	4411.71
14	Gina	1124-183-A-10	1732.99
15	Marcela	1124-493-A-09	2952.77
16	Mercedes	0244-F28-M-98	536.06
17	Mirta	1124-141-M-08	354.40
18	Rosario	1124-123-A-10	1756.41
19	Sofia	1124-127-A-10	3324.97
20	Totora	414-1324-C-05	521.86
21	Totora I	520-0486-C-98	1561.12

Superficie Total: 32696.50 ha

*Actualmente la mina Escorpio IV tiene 4411.71 ha, las que se reducirán a 2500 ha al momento de aprobación de la mensura.

Servidumbres de camino, campamento y electroducto

Servidumbre	Expediente	Long / Sup
Camino de Exploración	520-0439-V-97	100 Km
Camino Sur	5680-V-96	63.4 Km
Camino Norte	1124-218-A-2018	103.31 Km
Electroducto	1124-354-A-2018	104 Km
Cantadilo	1124-660-V-12	0.55 ha

Servidumbres de ocupación

Campo	Expediente	Superficie [ha]
Estomonte S.A.	1124-231-A-2010	11362,96
llanes Mery, Juan F.	1124-544-A-2022	10198,41

ANDES CORPORACIÓN MINERA S.A.

PROYECTO LOS AZULES
DERECHOS MINEROS

Noviembre 2022

McEWEN COPPER

B-2